 Exhibit 10.2

M.D.C. HOLDINGS, INC.

2011 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK AWARD AGREEMENT

M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), awards to the Grantee named below restricted shares of the Company’s common stock $0.01 par value per share (“Restricted Stock”) under the Company’s 2011 Stock Option Plan for Non-Employee Directors (the “Plan”). This Restricted Stock Award Agreement (the “Agreement”) evidences the terms of the Company’s award of Restricted Stock to the Grantee.

A. NOTICE OF AWARD

Name of Grantee:

Number of Shares of Restricted Stock Awarded:

Grant Date:     August 1, ____

Closing Price on Grant Date (NYSE):

Aggregate Fair Market Value1: ___________

Lapse Schedule: Except as provided otherwise in this Agreement and the Plan, the Forfeiture Restrictions described in Section 4 below shall lapse on the date that is seven months after the Grant Date (the “Vesting Date”); provided that, except as otherwise provided in this Agreement, the Grantee remains in continuous service on the Company’s Board of Directors (the “Board”) from the Grant Date through the Vesting Date.

The Restriction Period shall be the period of time during which the Forfeiture Restrictions remain in effect for the applicable shares of Restricted Stock.

B. RESTRICTED STOCK AWARD AGREEMENT

1.     Award. Subject to the terms and conditions of this Agreement and the Plan, which is incorporated herein by reference, the Company awards to the Grantee effective as of the Grant Date the number of shares of Restricted Stock as set forth in the Notice of Award above. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

2.     Type of Award. This is an award of Restricted Stock.

3.     Certificates; Book Entry. The Company may elect to maintain the shares of Restricted Stock, and deliver shares as to which the Forfeiture Restrictions have lapsed, through the use of electronic or other forms of book-entry including, but not limited to, uncertificated shares maintained electronically. Any certificates representing Restricted Stock shall include restrictive legends regarding applicable Forfeiture Restrictions, restrictions on transfer and compliance with securities law requirements. If the Company maintains the Restricted Stock in certificate form, the Company shall cause the certificate to be delivered to the Secretary of the Company, or such other escrow agent as the Company may appoint, who shall retain physical custody of such certificate until the Forfeiture Restrictions lapse or the shares of Restricted Stock are forfeited pursuant to this Agreement. Upon the request of the Company, the Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the Forfeiture Restrictions.

1 The aggregate Fair Market Value is determined by the Grant Date closing price of Company common stock on the New York Stock Exchange (rounded down to the next whole share in the event of a fractional share), subject to the terms and conditions set forth in this Agreement.

4.     Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock to the Company upon termination of continuous service as a member of the Board are referred to as the “Forfeiture Restrictions.” The Restricted Stock shall be issued subject to Forfeiture Restrictions. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent subject to Forfeiture Restrictions. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock.

5.     Lapse of Forfeiture Restrictions. Except as may be otherwise provided in this Agreement or the Plan, subject to Grantee’s continuous service as a member of the Board from the Grant Date through the Vesting Date, the Forfeiture Restrictions shall lapse as to the Restricted Stock in accordance with the Vesting Date set forth in the Notice of Award above. If at any time the number of shares as to which the Forfeiture Restrictions are scheduled to lapse includes a fractional share, the number of shares of Stock as to which the Forfeiture Restrictions shall actually lapse shall be rounded down to the next whole share of Stock. If, prior to the Vesting Date, the Grantee’s service as a member of the Board is terminated by the Company for Cause or the Grantee resigns from the Board (effective prior to the Vesting Date), the Grantee shall, for no consideration, forfeit to the Company the shares of Restricted Stock that, at that time, remain subject to Forfeiture Restrictions. However, if the Grantee’s service as a member of the Board ceases for any other reason, the provisions of Section 7 below shall apply. If the Grantee does not sign this Agreement within the period of time specified below, the Grantee shall, for no consideration, forfeit to the Company the shares of Restricted Stock that, at that time, remain subject to Forfeiture Restrictions. Upon forfeiture of shares of Restricted Stock, the Grantee shall have no further rights with respect to such shares, including but not limited to voting, dividend and liquidation rights.

6.     Leave of Absence. For purposes of the award, service shall not be deemed terminated during a Board approved leave of absence.

7.     Effect on Forfeiture Restrictions of Termination of Service other than For Cause or by Resignation. If the Grantee’s service as a member of the Board terminates by reason other than for Cause or by resignation (effective prior to the Vesting Date), the Forfeiture Restrictions shall lapse as of the date that the Grantee’s service terminates with respect to the Restricted Stock subject to this Agreement.

8.     Transfer of Restricted Stock. If any transfer of Restricted Stock is made or attempted to be made contrary to the terms of this Agreement or the Plan, the Company shall have the right to acquire for its own account, without the payment of any consideration, such shares from the owner thereof or the transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available. The Company may refuse for any purpose to recognize any transferee who receives such shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

9.     Investment Representations. The Committee may require the Grantee (or the Grantee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Stock for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

10.     Stockholder Rights. Unless and until shares of the Restricted Stock are forfeited as hereinafter provided, the Grantee shall have all of the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the shares of Restricted Stock, subject, however, to the terms and conditions set forth in this Agreement.

11.     Adjustments. The number of shares of Restricted Stock outstanding under this Agreement shall be proportionately increased or decreased for any increase or decrease in the number of shares of the Company’s Stock on account of any Corporate Event. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. In the event of any distribution to the Company’s stockholders of an extraordinary cash dividend or securities of any other entity or other assets (other than ordinary dividends payable in cash or shares of Stock) without receipt of consideration by the Company, the Company shall proportionately adjust the number of shares of Restricted Stock subject to this Agreement.

12.     Change in Control. In the case of a Change in Control, the Forfeiture Restrictions shall lapse as of the date of the Change in Control.

13.     Additional Requirements. The Grantee acknowledges that shares of Restricted Stock may bear such legends as the Company deems appropriate to comply with applicable federal, state or other securities laws. No shares shall be issued or delivered pursuant to this Agreement unless there shall have been compliance with all applicable requirements of federal, state and other securities laws, all applicable listing requirements of the New York Stock Exchange, if applicable, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. In connection therewith and prior to the issuance of the shares, Grantee may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable laws and regulations.

14.     Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

15.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

16.     Tax Treatment; Section 83(b). The Grantee may incur tax liability as a result of the vesting of the Restricted Stock and the payment of dividends or the disposition of Shares. Grantee should consult his or her own tax adviser for tax advice. Grantee hereby acknowledges that Grantee has been informed that Grantee may file with the Internal Revenue Service, within 30 days of the Grant Date, an irrevocable election pursuant to Section 83(b) of the Code to be taxed as of the Grant Date on the Fair Market Value of the Restricted Shares. If Grantee chooses to file an election under Section 83(b) of the Code, Grantee hereby agrees to promptly deliver a copy of any such election to the head of the Tax Department of the Company (or other designated recipient).

17.     Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Grantee, except to the extent set forth herein or in any other provision set forth in the Plan.

18.     2011 Stock Option Plan for Non-Employee Directors. The award and shares of Restricted Stock shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Grantee.

19.     Headings; Construction. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

20.     Interpretation; Administration. The Board shall have the full power and authority to administer the terms and conditions of this Agreement, to adopt any procedures, make any determinations, correct any defect, supply any omission or reconcile any inconsistency with respect to the terms and conditions of this Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Board with respect to this Agreement and the Restricted Stock shall be binding and conclusive for all purposes and on all persons.

21.     Acceptance. The award of Restricted Stock and this Agreement are voidable by the Company if the Grantee does not accept this Agreement within 30 days after the Agreement is made available, electronically or otherwise, to the Grantee by the Company.

Dated: as of the Grant Date set forth above.

M.D.C. HOLDINGS, INC.	GRANTEE

[Name]	[Name]
[Title]

Date: , 20	Date: , 20